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                                                                     Exhibit 4.3


                                    RPM, INC.
                         LIQUID ASSET NOTES WITH COUPON
                         EXCHANGE ("LANCEsSM") DUE 2008

No. R-1                                                             $100,000,000

CUSIP No. 749685AG8

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERRED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

         THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS TWO YEARS AFTER THE LATER OF THE
ORIGINAL ISSUANCE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION
STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND
SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT UPON THE DELIVERY OF AN OPINION OF COUNSEL,
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CERTIFICATION AND/OTHER INFORMATION SATISFACTORY TO THE TRUSTEE AND THE COMPANY,
OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT UPON THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE TRUSTEE AND THE COMPANY, SUBJECT IN EACH OF THE FOREGOING CASES, TO A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY BEING COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Debentures"), issued and to be issued in a single series under an Indenture, dated as of June 1, 1995 as supplemented by the First Supplemental Indenture dated as of March 5, 1998 (herein called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and The First National Bank of Chicago, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debentures and of the terms upon which the Debentures are, and are to be, authenticated and delivered. This Debenture is one of the series designated on the face hereof, limited in aggregate principal amount to $100,000,000.

         RPM, INC., a corporation duly organized and existing under the laws of the State of Ohio (herein called the "Company", which term includes any successor Person under the Indenture hereafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Million and No/100 Dollars ($100,000,000) on March 1, 2008, and to pay interest thereon from the Original Issuance Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each March 1 and September 1 (each an "Interest Payment Date"), determined as set forth herein, commencing September 1, 1998, at the rate of interest determined as set forth herein, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be one Business Day prior to the relevant Interest Payment Date (except that if the Debentures are no longer represented by a global Security as a result of the occurrence of an event specified in Section 305(a) of the Indenture, the Regular Record Date for such interest payment shall be the close of business on the fifteenth day (whether or not a Business Day), as the case may be, next preceding such Interest Payment
Date). In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Debenture (or one or more

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Predecessor Securities) is registered at the close of business on a Special
Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debentures not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

         Payment of the principal of (and premium, if any) and interest on this Debenture will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         Except as provided above with respect to the payment of interest, any payment on this Debenture due on any day which is not a Business Day in the City of New York need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest shall accrue for the period from and after such date.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         During any Floating Rate Period (as defined below), interest on this Debenture shall be payable semi-annually in arrears on each Interest Payment Date, commencing on September 1, 1998, at the applicable Floating Rate (as defined below), determined and compounded on a quarterly basis or determined but not compounded from time to time on a semiannual basis, as applicable. During any Fixed Rate Period (as defined below), interest on this Debenture shall be payable semi-annually in arrears on each Interest Payment Date at the Fixed Rate (as defined below). Interest, whether accruing at a Floating Rate or the Fixed Rate, will accrue from and including the Original Issuance Date or, if later, from and including the most recent Interest Payment Date on which interest has been paid or duly provided for. Interest on this Debenture calculated at a Floating Rate for any period shall be computed on the basis of the actual number of days elapsed in such period and a 360-day year. Interest on this Debenture calculated at the Fixed Rate for any period shall be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full semi-annual Interest Accrual Period for which interest is computed, on the basis of the actual number of days elapsed in such period.

As used herein:

"Business Day" means any day, other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.


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"Calculation Agent" means the Swap Counterparty as calculation agent, and its successors in such capacity under the Swap Agreement.

"Final Maturity Date" means March 1, 2008.

"Fixed Rate" means 6.50% per annum.

"Fixed Rate Period" exists at any time until the Final Maturity Date at which a Floating Rate Period is not in effect.

"Floating Rate" means, (i) for any Interest Accrual Period during the Initial Floating Rate Period, a rate per annum equal to the London interbank offered rate for United States dollar deposits ("LIBOR") for a period of six months minus .05% (the "Initial Floating Rate") and (ii) for any Interest Accrual Period during the Subsequent Floating Rate Period, a rate per annum equal to LIBOR for a period of three months (the "Subsequent Floating Rate"). Each such Floating Rate shall be determined from time to time on the Interest Determination Date during such Interest Accrual Period by the Calculation Agent in accordance with the following provisions (in each case, with all percentages resulting from any calculation rounded to the nearest one hundred-thousandth of a percent, with five one-millionths of a percent rounded upward; and all dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent, with one-half cent rounded upward):

                  (i) For each applicable semiannual or quarterly period, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having a six-month or three-month maturity, as applicable, commencing on the first day of such period immediately following the related Interest Determination Date, which appear on Telerate Page 3750 on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on that Interest Determination Date. If such rate does not so appear on Telerate Page 3750, LIBOR in respect of such Interest Determination Date will be determined as described in (ii) below.

                  (ii) If on any applicable Interest Determination Date the rate for deposits of U.S. dollars having a six-month or three-month maturity, as applicable, does not appear on Telerate Page 3750 as specified in (i) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having a six-month or three-month maturity, as applicable, are offered by major banks selected by the Calculation Agent in the London interbank market at approximately 11:00 a.m. (London time) on the related Interest Determination Date to prime banks in the London interbank market for a period commencing on the first day of such period immediately following that Interest Determination Date and in a principal amount of not less than $1 million that in the Calculation Agent's judgment is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest

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Determination Date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Calculation Agent at approximately 11:00 a.m. (New York City time) on that Interest Determination Date for loans in U.S. dollars to leading European banks, having a six-month or three-month maturity, as applicable, commencing on the first day of such Interest Accrual Period immediately following that Interest Determination Date and in a principal amount of not less than $1 million that, in the Calculation Agent's judgment, is representative for a single transaction in such market at such time.

         The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

         "Floating Rate Period" means (i) the period from the Original Issuance Date until the Interest Rate Reset Date (the "Initial Floating Rate Period") and
(ii) after the Initial Floating Rate Period, the period from the Interest Rate Conversion Date until the Final Maturity Date (the "Subsequent Floating Rate Period"). Notwithstanding the foregoing, upon the occurrence of a Swap Termination Date (if any) and the election by Holders of not less than 66(% in aggregate principal amount of the Debentures, (A) any Floating Rate Period then in effect shall automatically terminate and a Fixed Rate Period shall automatically be in effect, (B) a Fixed Rate Period shall automatically be in effect and be deemed to have been in effect at all times from the then most recent Interest Payment Date on which interest has been paid or duly provided for (or, if no such interest has been paid or duly provided for on any Interest Payment Date from the Original Issuance Date) and (C) no Floating Rate Period shall thereafter be in effect at any time.

         "Interest Accrual Period" means, for each Interest Payment Date, the period from and including the prior Interest Payment Date (or, in the case of the first Interest Accrual Period, from and including the Original Issuance
Date) to but excluding such Interest Payment Date.

         "Interest Determination Date" means (i) in the case of each Interest Accrual Period occurring during the Initial Floating Rate Period, two Market Days prior to the first or last day of such Interest Accrual Period (whichever results in the higher rate) and (ii) in the case of each Interest Accrual Period thereafter during a Floating Rate Period, the second Market Day next preceding each LIBOR Reset Date within such Interest Accrual Period.

         "Interest Rate Reset Date" means March 1, 2000.

         "LIBOR Reset Date" means each March 1, June 1, September 1 and December 1.

         "Market Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "Original Issuance Date" means March 5, 1998.

         "Swap Agreement" means the ISDA Master Agreement, the Schedule thereto and the Confirmation thereto, each dated as of March 2, 1998 between RPM, Inc. TIERSSM Certificates Trust RPM 1998-1 and the Swap Counterparty.


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         "Swap Counterparty" means Salomon Swapco(R) Inc.

         "Swap Rate" for any Reference Date means the bid side of the observable rates published on Telerate page 19901 two Market Days prior to such Reference Date, calculated on a semi-annual 30/360 basis, provided that, in the event such rate is not available on such page, the Swap Rate shall be based on the bid side of the observable rates published on Reuters page

         "TETC"/Telerate page 2103/4 on such date, provided further that, in the event such rate is not available on such page, the Swap Rate for such Reference Date shall be calculated by the Calculation Agent based on the linear interpolation of the Swap Rate for which a bid is observable for the Remaining Maturity next longer and the Remaining Maturity next shorter than such Remaining Maturity.

         "Swap Termination Date" means the Early Termination Date as defined in the Swap Agreement.

         Effective on the Interest Rate Reset Date or on any anniversary thereof to and including March 1, 2007 or if such date is not a Business Day, then on the following Business Day (each, a "Reference Date"), if a Swap Termination Date shall not have occurred by such date and the Swap Rate for an interest rate swap with a remaining maturity (as set forth below, the "Remaining Maturity") corresponding to the applicable Reference Date is greater than or equal to the applicable reference rate (as set forth below, the "Reference Rate"), then the interest rate on all, but not less than all, of the Debentures shall be converted from the Fixed Rate to the Subsequent Floating Rate for each subsequent Interest Accrual Period (in accordance with the definition of Floating Rate Period) (the "Interest Rate Conversion"). From and after the date of the Interest Rate Conversion (the "Interest Rate Conversion Date") and for each Interest Accrual Period ending prior to the end of the Floating Rate Period which begins on such Interest Rate Conversion Date, interest on all of the Debentures shall accrue at the Subsequent Floating Rate. The Trustee shall send notice in writing of such Interest Rate Conversion to the Company one Business Day following the notification of the Trustee by the trustee of the RPM, Inc. TiersSM Certificates Trust RPM 1998-1 of such Interest Rate Conversion.

Reference Date    Remaining Maturity        Reference Rate*
March 1, 2000              8 years                   7.285 percent
March 1, 2001              7 years                   7.023 percent
March 1, 2002              6 years                   7.011 percent
March 1, 2003              5 years                   6.852 percent
March 1, 2004              4 years                   6.859 percent
March 1, 2005              3 years                   6.809 percent
March 1, 2006              2 years                   6.694 percent
March 1, 2007              1 year                    6.500 percent
* Represents semi-annual 30/360 rates.


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         Notwithstanding the foregoing, upon the occurrence of a Swap
Termination Date, if the Debentures shall then bear interest at a Floating Rate, the Holders of not less than 66-2/3% in aggregate principal amount of the Debentures will have the right to elect to convert the interest rate on all, but not less than all, of the Debentures from such Floating Rate to the Fixed Rate by delivering to the Company and the Trustee irrevocable written notice of such Holders' election to so convert the interest rate. Such notice to the Company and the Trustee shall set forth the name of the Holders exercising such right and a statement that a Swap Termination Date has occurred and that the Holders wish to exercise their right to convert the interest rate to the Fixed Rate pursuant to this Section. Any exercise of such conversion right shall be irrevocable. Upon receipt of such notice by the Company, (i) any Floating Rate Period then in effect shall terminate, (ii) a Fixed Rate Period will then be in effect and be deemed to have been in effect at all times from the then most recent Interest Payment Date on which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for on any Interest Payment Date, the Original Issuance Date) and (iii) no Floating Rate Period shall thereafter be in effect at any time.

         The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Debenture or certain restrictive covenants and Events of Default with respect to this Debenture upon compliance with certain conditions set forth in the Indenture.

         The Debentures are not subject to redemption at the option of the Company or any Holder prior to maturity and will not be subject to any sinking fund.

         If an Event of Default with respect to the Debentures shall occur and be continuing, the principal of the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debentures of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Debentures at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in the principal amount of the Debentures of each series at the time Outstanding, on behalf of the Holders of all the Debentures of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

         As provided in and subject to the provisions of the Indenture, the Holder of this Debenture shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with

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respect to the Debentures, the Holders of not less than 25% in principal amount of the Debentures at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonably satisfactory indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Debentures at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Debenture for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

         No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Debenture at the times, place and rate, and in the coin and currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debenture is registrable in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Debenture are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Debentures are issuable only in registered form without coupons in denominations of $100,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Debentures are exchangeable for a like aggregate principal amount of Debentures and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


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In Witness Whereof, the Company has caused this instrument to be duly executed.

                                                RPM, INC.

                                                /s/ Frank C. Sullivan

                                                By:
                                                Authorized Signature
Attest: /s/ Paul Granzier


[Assistant] Secretary


CERTIFICATE OF AUTHENTICATION

Dated:

         This is one of the Debentures of the series designated therein referred to in the within-mentioned Indenture.

                    THE FIRST NATIONAL BANK OF CHICAGO, as Trustee


                              By: /s/ Francis Ballentine
                              Authorized Signature